Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Omnibus 2015 Equity Incentive Plan of Genesis Healthcare, Inc. of our reports dated February 20, 2015, with respect to the consolidated financial statements and schedule of Genesis Healthcare, Inc. and the effectiveness of internal control over financial reporting of Genesis Healthcare, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

June 3, 2015